Exhibit 99.1

Good Gaming Inc. Announces New Enhancements to its MicroBuddies™ NFT

Game to Simplify Player Onboarding and Improve Gameplay

New stock incentive plan approved by Board, aligning employee and shareholder interests

Kennett Square, PA, March 10th, 2022 (GLOBE NEWSWIRE) — Good Gaming, Inc. (OTCQB: GMER) (the “Company”), an innovative brand leading the gaming industry across multiple segments in the space since 2008, today announced a series of enhancements to MicroBuddies™, the Company’s first-of-its-kind NFT game, to simplify player onboarding and improve gameplay, as well as the implementation of a stock incentive plan, approved by the Company’s Board of Directors, designed to align employee and shareholder interests.

“Our development team has completed a series of important enhancements to MicroBuddies™ that are expected to accelerate player adoption and simplify gameplay moving forward,” said David B. Dorwart, Chairman and CEO of Good Gaming. He also stated, “As we continue to grow MicroBuddies™ and seek to expand our gaming portfolio, we recognize the importance of building a corporate culture of participation amongst our employees that is focused on generating revenue and profitability. In the spirit of aligning interests and motivating achievement, we are proud to launch our new stock incentive program.”

The Company’s stock incentive plan sets aside 30 million shares of Good Gaming’s restricted common stock for issuance pursuant to the plan. Further details on the stock incentive plan can be found in an 8-K filed with the U.S. Securities and Exchange Commission.

New Game Enhancements

Good Gaming has recently extended its partnership with Umbria Network to provide extra value for both of their communities.

MicroBuddies™ is now supported by the Umbria Narni bridge, a novel liquidity-provision protocol that speeds up and lowers the cost of cross-chain bridging. The Umbria Narni bridge is different from other cross-chain bridges because their bridge does not rely on validator smart contracts, which can dramatically slow the bridging process. The Umbria Narni bridge can complete cross-chain transactions with an order of magnitude lower fees by removing the necessity for such validation. The Umbria Network will continue to reduce player barriers related to cross-chain bridging through a comprehensive product enhancement roadmap.

In an effort to expand the MicroBuddies™ community, and as a token of appreciation to Umbria Network for their efforts, Umbria DAO’s ‘Juiced’ Umbrian NFT holders will receive a MicroBuddy NFT, via airdrop, in their wallet on March 9th, 2022, as long as they were an NFT holder during the snapshot period that took place on March 2nd at 5 PM. The provided MicroBuddies™ were created in coordination with our amazing MicroBuddies™ discord community, which we are incredibly grateful to have.

Recently, we have implemented a new in-game MicroBuddies™ marketplace that provides players with advanced sorting, searching, and in-game access to OpenSea, the largest platform for NFT transactions. This advanced marketplace experience features dynamic sorting which will allow players to search for buddies based on a variety of characteristics such as GOO balance, replications, generation, traits, and lock status. Advanced sorting and filtering are expected to increase playability and commerce by allowing game players to more easily identify and purchase MicroBuddies with the characteristics that previously were not easily identifiable within the OpenSea marketplace. Additional game updates include improved load times, visual graphic and functionality upgrades, and other operational improvements. Additional visual enhancements and functionality improvements will continue to be released as part of a comprehensive MicroBuddies™ development roadmap.

Dorwart continued, “As our player community continues to grow, we want to ensure our ability to create the broadest reach possible for MicroBuddies™, and these latest updates to the game will make it even easier for new players to quickly adapt, join the community, begin acquiring and replicating their very own Buddies.”

According to data compiled by Blockchain Game Alliance, NFT games generated $2.3 billion in revenue in the third quarter of 2021.

About Good Gaming, Inc.

Good Gaming is an innovative brand leading the gaming industry across multiple segments in the space since 2008. Beginning with our roots as a collaborative space for gamers to share their knowledge, we went on to establish ourselves as one of the leaders in hosting Hearthstone tournaments. In 2016, we expanded our reach to include establishing multiple Minecraft servers with some of the most popular versions of Prison and SkyBlock, then developing our completely custom-developed NFT blockchain game, MicroBuddies™, in 2021. The Good Gaming advantage comes from our development team’s close relationship with the player communities of all of our games. The constant communication and resulting feedback further expand our proprietary content, and we continue to be influencers in the realm. Good Gaming continues to find exciting and innovative ways to branch across the gaming industry. As a staff and community, our goal is to cement our place as a fun and collaborative place for ALL gamers to enjoy.

For more information about Good Gaming, please visit our website:

https://www.good-gaming.com

Safe Harbor: This release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of Good Gaming Inc., its directors or its officers with respect to, among other things: (i) financing plans; (ii) trends affecting its financial condition or results of operations; (iii) growth strategy and operating strategy. The words “may,” “would,” “will,” “expect,” “estimate,” “can,” “believe,” “potential,” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond Good Gaming Inc.’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. More information about the potential factors that could affect the business and financial results is and will be included in Good Gaming, Inc.’s filings with the Securities and Exchange Commission, including those set forth as “Risk Factors” in such filings.

Investor Contact:

Dave Gentry, CEO

RedChip Companies Inc.

407-491-4498

GMER@redchip.com